PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson
RigNet, Inc.
+1 (281) 674-0699
investor.relations@rig.net
RigNet, Inc. Announces Full-Year and Fourth Quarter 2010 Earnings Results
HOUSTON, TX, March 28, 2011 —
•	Revenue of $92.9 million grew $14.8% year-over-year

•	Adjusted EBITDA of $29.7 million grew 2.1% year-over-year

•	Net income of $1.9 million (excluding the effect of pre-tax, non-cash derivatives charges) grew 35.7% year-over-year

•	Capital expenditures of $13.5 million for the full-year 2010, including $3.9 million in the fourth quarter of 2010

•	Balance sheet highlights as of December 31, 2010:
¡	Cash was $50.4 million (excluding restricted cash of $10.0 million)
¡	Working capital was $46.0 million
¡	Debt was $32.1 million
•	Selected operational data as of December 31, 2010:

	Eastern	Western
	Hemisphere	Hemisphere	U.S. Land
Drilling rigs (1)	141	85	334
Other sites (2)	120	155	86

(1)	Includes jack up, semi-submersible and drillship rigs

(2)	Includes production facilities, energy support vessels, related remote support offices and supply bases
For the three months ended December 31, 2010, RigNet, Inc. (“RigNet” or the “Company”) (NASDAQ: RNET), today announced revenue of $24.3 million, Adjusted EBITDA of $8.4 million and a net loss of $4.7 million. For the three months ended December 31, 2009, revenue was $20.1 million, Adjusted EBITDA was $6.3 million and the net loss was $6.8 million.
Revenue increased by $4.2 million or 20.9% for the three months ended December 31, 2010 as compared to the same period of 2009 due primarily to improvement in deepwater activity in Brazil and the Gulf of Mexico, widened geographic footprint in U.S. land drilling, and the recovery of the U.S. land drilling market. Adjusted EBITDA increased by $2.1 million or 33.3% over the prior year period primarily due to increased revenue as described above.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

The net loss decreased by $2.1 million or 30.9%, to $4.7 million for the three months ended December 31, 2010 as compared to $6.8 million for the same period of 2009. Net loss for these periods included pre-tax, non-cash charges of $4.8 million and $7.1 million, respectively, related to changes in the fair value of preferred stock derivatives. Concurrent with the Company’s initial public offering in December 2010, all preferred stock derivatives were settled. Accordingly, no charges related to the fair value of these derivatives will be recorded in future periods. Excluding the effect of the pre-tax, non-cash derivatives charges, net income would have been $0.1 million and $0.3 million for the three months ended December 31, 2010 and 2009, respectively.
For the twelve months ended December 31, 2010, revenue was $92.9 million, Adjusted EBITDA was $29.7 million and the net loss was $15.3 million. For the twelve months ended December 31, 2009, revenue was $80.9 million, Adjusted EBITDA was $29.1 million and the net loss was $19.6 million.
Revenue increased by $12.0 million or 14.8% for the twelve months ended December 31, 2010 as compared to the same period of 2009 for the same reasons mentioned above. Adjusted EBITDA increased by $0.6 million or 2.1% for the twelve months ended December 31, 2010 as compared to the same period of 2009.
The net loss decreased by $4.3 million or 21.9%, to $15.3 million for the year ended December 31, 2010 as compared to $19.6 million for the year ended December 31, 2009. Net loss for these periods included non-cash charges of $17.2 million and $21.0 million, respectively, related to changes in the fair value of preferred stock derivatives. Excluding the effect of the pre-tax, non-cash derivatives charges, net income would have been $1.9 million and $1.4 million for the twelve months ended December 31, 2010 and 2009, respectively.
Mark B. Slaughter, President and Chief Executive Officer, commented, “The year 2010 was a successful one for RigNet, with growth in deepwater markets in Brazil and the U.S. Gulf of Mexico, a rapidly improving U.S. land drilling market and, finally, our public listing on the NASDAQ last December. We achieved these positive year-over-year results despite the regulatory headwinds resulting from the oil spill in the U.S. Gulf of Mexico and challenging worldwide economic conditions through much of last year. We look forward to providing the robust and reliable remote communications solutions our customers have come to expect from RigNet as well as to delivering enhanced value for our stockholders.”
A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) tomorrow to discuss RigNet’s fourth quarter and full-year results. The call may be accessed live over the telephone by dialing (877) 845-0777, or for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors — Webcasts and Presentations section. A replay of the conference call webcast will also be available for approximately thirty days following the call on our website.
Non-GAAP Financial Measures
This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP.
We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:
•	Securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies, and we understand our investor and analyst presentations include Adjusted EBITDA;

•	By comparing our Adjusted EBITDA in different periods, our investors can evaluate our operating results without the additional variations caused by items that we do not consider indicative of our core operating performance and which are not necessarily comparable from year to year; and

•	Adjusted EBITDA is an integral component of the financial ratio covenants of our debt agreement.
Our management uses Adjusted EBITDA:
•	To indicate profit contribution and cash flow availability for growth and/or debt retirement;

•	For planning purposes, including the preparation of our annual operating budget and as a key element of annual incentive programs;

•	To allocate resources to enhance the financial performance of our business; and

•	In communications with our board of directors concerning our financial performance.
Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect the stock based compensation expense component of employee compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.
In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results and does not rely on any single financial measure to evaluate its business. RigNet urges investors to review the reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP below.
About RigNet
RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months
	Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)
Unaudited Consolidated Statements of Loss Data:
Revenue	$24,317	$20,065	$92,921	$80,936

Expenses:
Cost of revenue	11,237	8,965	42,479	35,165
Depreciation and amortization	3,634	2,958	14,983	12,554
Impairment of goodwill	—	—	—	2,898
Selling and marketing	527	628	2,103	2,187
General and administrative	4,898	5,231	20,756	16,444

Total expenses	20,296	17,782	80,321	69,248

Operating income	4,021	2,283	12,600	11,688
Other expense, net	(5,004)	(7,534)	(19,207)	(25,851)

Loss before income taxes	(983)	(5,251)	(6,607)	(14,163)
Income tax expense	(3,716)	(1,594)	(8,669)	(5,457)

Net loss	$(4,699)	$(6,845)	$(15,276)	$(19,620)

Income (Loss) Per Share — Basic and Diluted
Net income (loss) attributable to RigNet, Inc. common stockholders	$(5,514)	$(7,508)	$(18,807)	$(22,118)
Net income (loss) per share attributable to RigNet, Inc.common stockholders, basic	$(0.87)	$(1.41)	$(3.38)	$(4.16)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$(0.87)	$(1.41)	$(3.38)	$(4.16)
Weighted average shares outstanding, basic	6,321	5,317	5,571	5,312
Weighted average shares outstanding, diluted	6,321	5,317	5,571	5,312

Unaudited Non-GAAP Data:
Gross Profit	$13,080	$11,100	$50,442	$45,771
Adjusted EBITDA	$8,429	$6,342	$29,740	$29,093

	Three Months
	Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(4,699)	$(6,845)	$(15,276)	$(19,620)
Interest expense	444	508	1,618	5,146
Depreciation and amortization	3,634	2,958	14,983	12,554
Impairment of goodwill	—	—	—	2,898
(Gain) loss on retirement of property and equipment	(26)	20	294	111
Change in fair value of preferred stock derivatives	4,806	7,144	17,190	21,009
Stock-based compensation	103	74	437	277
Initial public offering costs	451	889	1,825	1,261
Income tax expense	3,716	1,594	8,669	5,457

Adjusted EBITDA (non-GAAP measure)	$8,429	$6,342	$29,740	$29,093

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	December 31,
	2010	2009
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$50,435	$11,379
Restricted cash — current portion	2,500	2,500
Restricted cash — long-term portion	7,500	7,500
Total assets	129,785	88,810
Current maturities of long-term debt	8,655	8,664
Long-term debt	23,484	21,022
Preferred stock derivatives	—	30,446

Preferred stock	—	17,333

	Year Ended December 31,
	2010	2009
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$11,379	$15,376
Net cash provided by operating activities	19,896	26,189
Net cash used by investing activities	(13,449)	(19,305)
Net cash provided (used) by financing activities	33,480	(10,774)
Changes in foreign currency translation	(871)	(107)

Cash and cash equivalents, December 31,	$50,435	$11,379

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended December 31, 2010 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$15,411	$5,032	$3,874	$—	$24,317
Cost of revenue	6,029	2,362	2,114	732	11,237

Gross Profit (non-GAAP measure)	9,382	2,670	1,760	(732)	13,080
Depreciation and amortization	1,998	1,112	638	(114)	3,634
Selling, general and administrative	1,313	572	670	2,870	5,425

Operating income	$6,071	$986	$452	$(3,488)	$4,021

Adjusted EBITDA (non-GAAP measure)	$8,510	$2,100	$1,091	$(3,272)	$8,429

	Three Months Ended December 31, 2009 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$15,082	$3,192	$2,233	$(442)	$20,065
Cost of revenue	5,724	1,431	1,189	621	8,965

Gross Profit (non-GAAP measure)	9,358	1,761	1,044	(1,063)	11,100
Depreciation and amortization	1,806	697	437	18	2,958
Selling, general and administrative	1,663	606	612	2,978	5,859

Operating income	$5,889	$458	$(5)	$(4,059)	$2,283

Adjusted EBITDA (non-GAAP measure)	$7,910	$1,436	$88	$(3,092)	$6,342

	Three Months Ended September 30, 2010 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$15,572	$5,332	$3,376	$(46)	$24,234
Cost of revenue	5,696	2,209	1,795	816	10,516

Gross Profit (non-GAAP measure)	9,876	3,123	1,581	(862)	13,718
Depreciation and amortization	1,895	1,061	709	(104)	3,561
Selling, general and administrative	2,091	589	788	2,801	6,269

Operating income	$5,890	$1,473	$84	$(3,559)	$3,888

Adjusted EBITDA (non-GAAP measure)	$7,255	$2,538	$791	$(2,878)	$7,706

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Year Ended December 31, 2010 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$61,390	$19,012	$12,845	$(326)	$92,921
Cost of revenue	24,015	8,918	6,943	2,603	42,479

Gross Profit (non-GAAP measure)	37,375	10,094	5,902	(2,929)	50,442
Depreciation and amortization	8,020	3,973	3,122	(132)	14,983
Selling, general and administrative	6,833	2,364	2,580	11,082	22,859

Operating income (loss)	$22,522	$3,757	$200	$(13,879)	$12,600

Adjusted EBITDA (non-GAAP measure)	$30,627	$7,657	$3,321	$(11,865)	$29,740

	Year Ended December 31, 2009 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$60,917	$11,222	$9,850	$(1,053)	$80,936
Cost of revenue	23,247	4,841	5,195	1,882	35,165

Gross Profit (non-GAAP measure)	37,670	6,381	4,655	(2,935)	45,771
Depreciation and amortization	6,894	2,428	3,204	28	12,554
Impairment of goodwill	—	—	2,898	—	2,898
Selling, general and administrative	5,818	1,834	2,749	8,230	18,631

Operating income (loss)	$24,958	$2,119	$(4,196)	$(11,193)	$11,688

Adjusted EBITDA (non-GAAP measure)	$31,950	$4,633	$2,025	$(9,515)	$29,093

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net